Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Array BioPharma Inc.:
We consent to the use of our reports dated August 12, 2010 in the registration statement on Form S-8, filed on December 22, 2010, with respect to the balance sheets of Array BioPharma Inc. as of June 30, 2010 and 2009, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2010, and the effectiveness of internal control over financial reporting as of June 30, 2010, incorporated by reference herein.
/s/ KPMG LLP
Boulder, Colorado
December 22, 2010